Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2011 THIRD QUARTER RESULTS

•	Earnings increased 39% to $0.27 per diluted common share from $0.20 in 2010

•	Managed assets were in excess of $1.1 billion

•	Medallion Bank continued its run of record profits

•	Quarterly dividend raised to $0.19 per share

NEW YORK, NY – November 2, 2011. Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings or net increase in net assets resulting from operations was $4,835,000 or $0.27 per diluted common share in the 2011 third quarter, up $1,367,000 or 39% from $3,468,000 or $0.20 per diluted common share in the 2010 third quarter.

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $4,581,000 in the 2011 third quarter, compared to $3,212,000 in the 2010 third quarter, an increase of $1,369,000 or 43%, primarily reflecting improved net interest income and reduced loan losses compared to the prior year. As the Company continues to use Medallion Bank as a primary funding source it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates. For the quarter, the Bank’s cost of funds was 1.07%, compared to 1.68% a year ago, and new deposits are being placed at coupon rates as low as 0.15%.

(more)

Medallion Financial Announces 2011 Third Quarter Results p. 2

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the quarter’s results, continuing a recent string of sequential and year over year profit growth. Profits are rising, and business remains strong in all of our lines of business. Additionally, our loan to value ratio on our entire medallion portfolio is under 50%.”

Medallion Financial’s net interest margin remained strong at 3.97% for the 2011 third quarter, compared to 4.77% in the 2010 quarter, reflecting portfolio repricing. On a combined basis with Medallion Bank, the net interest margin was 6.47%, compared to 6.55% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Net investment income after income taxes was $1,376,000 or $0.08 per diluted common share in the 2011 quarter, down $992,000 from $2,368,000 or $0.13 per diluted common share in the 2010 quarter, primarily as a result of the Company referring additional loans for origination to Medallion Bank whose earnings are not included in net investment income after taxes, but whose results, which approximate our fair value adjustment on the Bank, are reflected in our net increase in net assets resulting from operations.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “We remain intently focused on the credit quality of our loan portfolios. Unlike many other financial institutions, our credit quality has not only remained very good, but has improved, even in these turbulent times. Loans more than 90 days past due, on a combined basis with Medallion Bank, were at 1.2% at September 30, 2011, down from 1.4% at year end and 1.6% a year ago.

“Medallion Financial’s capital and liquidity levels remained strong with over $129,000,000 of availability from our existing cash and funding sources and Medallion Financial’s leverage continues to be well under the industry norms with a debt to equity ratio of only 2.09 to 1. In addition, Medallion Bank had about $106,000,000 of deposit-raising capacity. The Company and the Bank remain well-positioned for future growth.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio decreased to $304,000,000 from $327,000,000 a year ago, due to the funding of most new loan originations by Medallion Bank, and the Company’s sale of loan participations to third party banks. As a result, total managed medallion loans increased 6% to $665,000,000 from $629,000,000 a year ago.

Medallion Financial’s on-balance sheet commercial loan portfolio was $59,000,000 at quarter end, down from $65,000,000 a year ago. The managed commercial loan portfolio was essentially flat at $119,000,000, and Medallion Bank’s consumer loan portfolio increased 6% to $197,000,000 from $187,000,000 a year ago. Overall, total managed assets increased 5% to $1.114 billion from $1.060 billion a year ago.

The Company’s net asset value per share increased to $9.59, up from $9.23 a year ago, in part due to improved profitability in Medallion Bank, which is a taxable C Corp. and is entitled to retain its after tax earnings. The Company also announced an increase in the dividend to $0.19 per share for the 2011 third quarter, up from $0.15 per share in the 2010 third quarter, bringing the total amount to $0.70 over the last four quarters. This equates to a yield of approximately 6% based on the most recent closing price of the Company’s stock. The current dividend will be paid on November 23, 2011, to shareholders of record on November 16, 2011. Since the Company’s initial public offering in 1996, the Company has paid in excess of $164,000,000 or $10.40 per share in dividends.

*            *             *

(more)

Medallion Financial Announces 2011 Third Quarter Results p. 3

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $3.9 billion to its taxicab industry, small business, and other customers.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2011	2010	2011	2010
Total investment income	$8,029	$9,553	$26,040	$28,143
Total interest expense	3,431	3,838	10,276	11,093

Net interest income	4,598	5,715	15,764	17,050

Total noninterest income	218	1,340	953	3,287

Salaries and benefits	2,101	2,722	6,060	8,529
Professional fees	220	451	743	1,729
Occupancy expense	235	352	688	1,032
Other operating expenses	884	1,162	3,529	1,509

Total operating expenses	3,440	4,687	11,020	12,799

Net investment income before income taxes	1,376	2,368	5,697	7,538
Income tax (provision) benefit	—	—	—	—

Net investment income after income taxes	1,376	2,368	5,697	7,538

Net realized gains (losses) on investments	686	(186)	1,270	(9,076)

Net change in unrealized appreciation (depreciation) on investments	(74)	(689)	20	(2,877)
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	2,847	1,975	6,544	11,026

Net unrealized appreciation on investments	2,773	1,286	6,564	8,149

Net realized/unrealized gains (losses) on investments	3,459	1,100	7,834	(927)

Net increase in net assets resulting from operations	$4,835	$3,468	$13,531	$6,611

Net investment income after income taxes per common share
Basic	$0.08	$0.14	$0.33	$0.43
Diluted	0.08	0.14	0.33	0.42

Net increase in net assets resulting from operations per common share
Basic	$0.28	$0.20	$0.78	$0.38
Diluted	0.27	0.20	0.77	0.37

Dividends declared per share	$0.19	$0.15	$0.54	$0.45

Weighted average common shares outstanding
Basic	17,403,007	17,472,385	17,402,520	17,535,826
Diluted	17,643,075	17,579,269	17,600,230	17,659,628

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	September 30, 2011	December 31, 2010
Assets
Medallion loans, at fair value	$303,943	$323,126
Commercial loans, at fair value	59,020	76,866
Investment in Medallion Bank and other controlled subsidiaries, at fair value	85,264	78,735
Equity investments, at fair value	4,755	4,789
Investment securities, at fair value	—	—

Net investments	452,982	483,516

Cash and cash equivalents	18,887	17,303
Accrued interest receivable	1,110	1,441
Fixed assets, net	530	419
Goodwill, net	5,069	5,069
Other assets, net	45,788	42,564

Total assets	$524,366	$550,312

Liabilities
Accounts payable and accrued expenses	$6,192	$5,102
Accrued interest payable	775	1,913
Funds borrowed	349,887	380,532

Total liabilities	356,854	387,547

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	167,512	162,765

Total liabilities and shareholders’ equity	$524,366	$550,312

Number of common shares outstanding	17,467,204	17,400,233
Net asset value per share	$9.59	$9.35

Total managed loans	$982,140	$967,690
Total managed assets	1,113,595	1,093,379